Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Quidel Corporation 1983 Employee Stock Purchase Plan of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedules of Quidel Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Quidel Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Quidel Corporation, filed with the Securities and Exchange Commission.

Ernst & Young LLP

/s/ Ernst & Young

San Diego, California
August 5, 2005